Exhibit 99.1

FOR IMMEDIATE RELEASE

SAFEWAY INC. ANNOUNCES

FOURTH-QUARTER 2007 EARNINGS

Contacts: Melissa Plaisance (925) 467-3136

Julie Hong (925) 467-3832

Pleasanton, CA – February 21, 2008

Results From Operations

Safeway Inc. today reported net income of $301.1 million for the fourth quarter of 2007 compared to net income of $307.9 million in the fourth quarter of 2006. Diluted earnings per share was $0.68 in the fourth quarter of 2007 compared to $0.69 in the fourth quarter of 2006. However, diluted earnings per share in the fourth quarter of 2006 was increased by $0.08 due to various favorable tax items.

Sales and Other Revenue

Total sales increased 6.8% to $13.4 billion in the fourth quarter of 2007 compared to $12.5 billion in the fourth quarter of 2006. Contributions from Lifestyle stores, increased fuel sales and an increase in the Canadian dollar exchange rate drove this increase. Identical-store sales increased 4.4% in the fourth quarter of 2007. Excluding fuel, identical-store sales increased 2.7%.

“We are pleased with our performance in the fourth quarter of 2007,” said Steve Burd, Chairman, President, and CEO. “Excluding the $0.08 tax benefit in the fourth quarter of 2006, our diluted earnings per share increased by 11.5%.”

Gross Profit

Gross profit declined 44 basis points to 28.69% of sales in the fourth quarter of 2007 compared to 29.13% of sales in the fourth quarter of 2006. Higher fuel sales (which have a lower gross margin) reduced gross profit by 50 basis points. The remaining 6 basis- point increase is the result of improved shrink, lower advertising expense and higher revenue from Blackhawk Network, partly offset by investments in price and higher LIFO expense. LIFO expense was $7.0 million in the fourth quarter of 2007 compared to LIFO income of $5.8 million in 2006.

Operating and Administrative Expense

Operating and administrative expense improved 55 basis points to 24.21% of sales in the fourth quarter of 2007 from 24.76% of sales in the fourth quarter of 2006. Higher fuel sales in 2007 reduced operating and administrative expense by 36 basis points. The remaining 19 basis point decline was the result of larger gains on disposal of property and reduced employee costs, partly offset by higher depreciation.

Interest Expense

Interest expense was $120.6 million in the fourth quarter of 2007 compared to $121.5 million in the fourth quarter of 2006. Indebtedness was lower in the fourth quarter of 2007 compared to 2006, while average interest rates were slightly higher.

Other Income

Other income declined to $3.2 million in the fourth quarter of 2007 from $10.8 million in the fourth quarter of 2006 due primarily to the resolution of various tax items at Casa Ley, Safeway’s unconsolidated affiliate in Mexico.

Income Tax Expense

Income tax expense was $179.2 million, or 37.3% of pre-tax income in the fourth quarter of 2007. Income tax expense in the fourth quarter of 2006 was $127.2 million, or 29.2% of pre-tax income. Income tax expense in the fourth quarter of 2006 included approximately $38.0 million of tax benefits ($0.08 per diluted share) due to the utilization of net operating loss carry forwards and various other favorable items.

Annual Results

Net income for the year 2007 was $888.4 million ($1.99 per diluted share) compared to $870.6 million ($1.94 per diluted share) in 2006. Results in 2006 were increased by income tax benefits of $96.5 million ($0.22 per diluted share) related to interest on federal and state income tax refunds and various other favorable tax items. Sales increased 5.2% to $42.3 billion in 2007 from $40.2 billion in 2006 primarily because of Safeway’s marketing strategy, Lifestyle store execution, increased fuel sales and an increase in the Canadian dollar exchange rate. Identical-store sales, excluding fuel, increased 3.4%.

Gross profit decreased 8 basis points to 28.74% of sales in 2007 from 28.82% of sales in 2006. Higher fuel sales reduced gross profit by 20 basis points. Excluding fuel, gross profit increased 12 basis points primarily because of lower advertising expense, improved shrink, and benefits from supply-chain initiatives, partly offset by investments in price and higher LIFO expense. LIFO expense was $13.9 million in 2007 compared to $1.2 million in 2006.

Operating and administrative expense decreased 29 basis points to 24.55% of sales in 2007 from 24.84% of sales in 2006. Higher fuel sales in 2007 reduced operating and administrative expense by 16 basis points. The remaining 13 basis point decline is primarily the result of reduced employee costs as a percentage of sales and higher gains on disposal of property, partly offset by higher depreciation expense.

Stock Repurchase

During the fourth quarter of 2007, Safeway purchased 3.0 million shares of its common stock at an average price of $31.62 per share and a total cost of $93.6 million (including commissions). For the year, Safeway purchased 6.7 million shares of its common stock at an average price of $33.57 per share and a total cost of $226.1 million (including commissions). The remaining board authorization for stock repurchases as of year-end 2007 is $521.1 million.

Capital Expenditures

During 2007, Safeway invested $1.77 billion in capital expenditures. The company opened 20 new Lifestyle stores, completed 253 Lifestyle remodels and closed 38 stores. In 2008 the company expects to spend $1.70 to $1.75 billion in capital expenditures, open 20 to 25 new Lifestyle stores and complete 250 to 255 Lifestyle remodels.

Cash Flow

Net cash flow from operating activities was $2,190.5 million in 2007 compared to $2,175.0 million in 2006.

Net cash flow used by investing activities declined slightly to $1,686.4 million in 2007 from $1,734.7 million in 2006. Cash paid for property additions was greater in 2007 than in 2006. However, proceeds from the sale of property were also greater in 2007. In addition Safeway spent $83.8 million to acquire businesses in 2006.

Net cash flow used by financing activities was $454.0 million in 2007 compared to $596.3 million in 2006. In 2007 Safeway paid down $261.3 million of debt, repurchased $226.1 million of common stock, and paid $111.5 million of dividends. In 2006 Safeway paid down $493.1 million of debt, repurchased $318.0 million of common stock, paid $96.0 million in dividends and received $262.3 million in income tax refunds.

Guidance

Safeway confirmed guidance for the 53-week year 2008 of $2.25 to $2.35 diluted earnings per share and free cash flow of $500 million to $700 million. Identical-store sales, excluding fuel, are expected to grow 3.0% to 3.2%.

About Safeway

Safeway Inc. is a Fortune 100 company and one of the largest food and drug retailers in North America based on sales. The company operates 1,743 stores in the United States and Canada. The company’s common stock is traded on the New York Stock Exchange under the symbol SWY.

Safeway Conference Call

Safeway’s investor conference call discussing fourth-quarter results will be broadcast live over the Internet at www.safeway.com/investor_relations at 8:00 AM PST February 21, 2008. Click on Webcast Events to access the live call. An on-demand webcast of the conference call will also be available for approximately one week following the live call.

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This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements relate to, among other things, estimates of diluted earnings per share, identical-store sales, capital expenditures, free cash flow, financial and operating results, and Lifestyle stores. Forward-looking statements are indicated by words or phrases such as “guidance,” “believes,” “expects,” “anticipates,” “estimates,” “plans,” “continuing,” “ongoing,” and similar words or phrases and the negative of such words and phrases. Forward-looking statements are based on our current plans and expectations and involve risks and uncertainties which are, in many instances, beyond our control, and which could cause actual results to differ materially from those included in or contemplated or implied by the forward-looking statements. Such risks and uncertainties include the following: general business and economic conditions in our operating regions, including the rate of inflation, consumer spending levels, currency valuations, population, employment and job growth in our markets; pricing pressures and competitive factors, which could include pricing strategies, store openings, remodels or acquisitions by our competitors; results of our programs to control or reduce costs, improve buying practices and control shrink; results of our programs to increase sales; results of our continuing efforts to improve corporate brands; results of our programs to improve our perishables departments; results of our promotional programs; results of our capital program; results of our efforts to improve working capital; results of any ongoing litigation in which we are involved or any litigation in which we may become involved; the resolution of uncertain tax positions; the ability to achieve satisfactory operating results in all geographic areas where we operate; changes in the financial performance of our equity investments; labor costs, including benefit plan costs and severance payments, or labor disputes that may arise from time to time and work stoppages that could occur in areas where certain collective bargaining agreements have expired or are on indefinite extensions or are scheduled to expire in the near future; failure to fully realize or delay in realizing growth prospects for new business ventures including Blackhawk Network Holdings, Inc. (“Blackhawk”); legislative, regulatory, tax or judicial developments, including with respect to Blackhawk; the cost and stability of fuel, energy and other power sources; unanticipated events or changes in real estate matters, including acquisitions, dispositions and impairments; adverse weather conditions; performance in new business ventures or other opportunities that we pursue, including Blackhawk; the capital investment in and financial results from our Lifestyle stores; the rate of return on our pension assets; and the availability and terms of financing. We undertake no obligation to update forward-looking statements to reflect developments or information obtained after the date hereof and disclaim any obligation to do so. Please refer to our reports and filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, and subsequent Current Reports on Form 8-K, for a further discussion of these risks and uncertainties.

SAFEWAY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In millions, except per-share amounts)

(Unaudited)

	16 Weeks Ended December 29, 2007	16 Weeks Ended December 30, 2006	52 Weeks Ended December 29, 2007	52 Weeks Ended December 30, 2006
Sales and other revenue	$13,356.4	$12,503.5	$42,286.0	$40,185.0
Cost of goods sold	(9,524.5)	(8,861.4)	(30,133.1)	(28,604.0)

Gross profit	3,831.9	3,642.1	12,152.9	11,581.0
Operating and administrative expense	(3,234.2)	(3,096.3)	(10,380.8)	(9,981.2)

Operating profit	597.7	545.8	1,772.1	1,599.8
Interest expense	(120.6)	(121.5)	(388.9)	(396.1)
Other income, net	3.2	10.8	20.4	36.3

Income before income taxes	480.3	435.1	1,403.6	1,240.0
Income taxes	(179.2)	(127.2)	(515.2)	(369.4)

Net income	$301.1	$307.9	$888.4	$870.6

Basic earnings per share	$0.68	$0.70	$2.02	$1.96

Diluted earnings per share	$0.68	$0.69	$1.99	$1.94

Weighted average shares outstanding:
Basic	440.8	440.7	440.3	444.9

Diluted	444.9	445.1	445.7	447.8

SAFEWAY INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions, except per-share amounts)

(Unaudited)

	Year-end 2007	Year-end 2006
ASSETS
Current assets:
Cash and equivalents	$277.8	$216.6
Receivables	577.9	461.2
Merchandise inventories	2,797.8	2,642.5
Prepaid expense and other current assets	354.0	245.4

Total current assets	4,007.5	3,565.7

Total property, net	10,622.0	9,773.3
Goodwill	2,406.3	2,393.5
Prepaid pension costs	73.2	137.3
Investment in unconsolidated affiliate	216.0	219.6
Other assets	326.0	184.4

Total assets	$17,651.0	$16,273.8

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of notes and debentures	$954.9	$790.7
Current obligations under capital leases	42.5	40.8
Accounts payable	2,825.4	2,464.4
Accrued salaries and wages	506.7	485.8
Income taxes	88.0	100.6
Other accrued liabilities	718.9	719.1

Total current liabilities	5,136.4	4,601.4

Long-term debt:
Notes and debentures	4,093.5	4,428.7
Obligations under capital leases	564.2	607.9

Total long-term debt	4,657.7	5,036.6
Deferred income taxes	254.7	117.4
Pension and postretirement benefit obligations	236.7	204.0
Accrued claims and other liabilities	663.7	647.5

Total liabilities	10,949.2	10,606.9
Stockholders’ equity
Common stock: par value $0.01 per share; 1,500 shares authorized; 589.3 and 582.5 shares outstanding	5.9	5.8
Additional paid-in capital	4,038.2	3,811.5
Treasury stock at cost; 149.2 and 142.4 shares	(4,418.0)	(4,188.7)
Accumulated other comprehensive income	246.2	94.8
Retained earnings	6,829.5	5,943.5

Total stockholders’ equity	6,701.8	5,666.9

Total liabilities and stockholders’ equity	$17,651.0	$16,273.8

SAFEWAY INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	52 Weeks Ended December 29, 2007	52 Weeks Ended December 30, 2006
OPERATING ACTIVITIES
Net income	$888.4	$870.6
Reconciliation to net cash flow from operating activities:
Depreciation expense	1,071.2	991.4
Property impairment charges	27.1	39.2
Stock option expense	48.4	51.2
Excess tax benefit from exercise of stock options	(38.3)	(6.3)
LIFO expense	13.9	1.2
Equity in earnings of unconsolidated affiliate	(8.7)	(21.1)
Net pension expense	72.1	83.1
Contributions to pension plans	(33.0)	(29.2)
Gain on property retirements and lease exit costs, net	(42.3)	(17.8)
(Decrease) increase in accrued claims and other liabilities	(5.8)	10.8
Deferred income taxes	130.8	1.1
Amortization of deferred finance cost	5.3	5.8
Other	15.8	7.3
Changes in working capital items:
Receivables	(3.0)	(45.1)
Inventories at FIFO cost	(102.1)	96.9
Prepaid expenses and other current assets	(22.7)	(9.3)
Income taxes	(8.7)	(14.9)
Payables and accruals	98.0	89.0
Payables related to third-party gift cards, net of receivables	84.1	71.1

Net cash flow from operating activities	2,190.5	2,175.0

INVESTING ACTIVITIES
Cash paid for property additions	(1,768.7)	(1,674.2)
Proceeds from sale of property	140.0	80.1
Cash used to acquire businesses	—	(83.8)
Other	(57.7)	(56.8)

Net cash flow used by investing activities	(1,686.4)	(1,734.7)

FINANCING ACTIVITIES
Additions to short-term borrowings	285.0	—
Payments on short-term borrowings	(190.0)	—
Additions to long-term borrowings	1,864.6	1,418.9
Payments on long-term borrowings	(2,220.9)	(1,912.0)
Purchase of treasury stock	(226.1)	(318.0)
Dividends paid on common stock	(111.5)	(96.0)
Net proceeds from exercise of stock options	106.8	45.4
Excess tax benefit from exercise of stock options	38.3	6.3
Income tax refund related to prior years’ debt financing	7.0	262.3
Other	(7.2)	(3.2)

Net cash flow used by financing activities	(454.0)	(596.3)

Effect of changes in exchange rate on cash	11.1	(0.7)
Increase (decrease) in cash and equivalents	61.2	(156.7)
CASH AND EQUIVALENTS
Beginning of period	216.6	373.3

End of period	$277.8	$216.6

SAFEWAY INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

(Dollars in millions)

(Unaudited)

TABLE 1: CAPITAL EXPENDITURES AND OTHER STATISTICAL DATA

	Fourth Quarter		Year Ended
	December 29, 2007	December 30, 2006	December 29, 2007	December 30, 2006
Cash capital expenditures	$532.1	$562.6	$1,768.7	$1,674.2
Stores opened	14	8	20	17
Stores closed	9	14	38	31
Lifestyle remodels completed	95	127	253	276
Stores at end of period	1,743	1,761
Square footage (in millions)	80.3	80.8
Fuel sales	$1,115.4	$848.1	$3,487.8	$3,002.0
Number of fuel stations at end of period	361	340

TABLE 2: RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

	Year Ended December 29, 2007
Net income	$888.4
Add (subtract):
Income taxes	515.2
Interest expense	388.9
Depreciation	1,071.2
LIFO expense	13.9
Stock option expense	48.4
Property impairment charges	27.1
Equity in earnings of unconsolidated affiliates	(8.7)
Dividend received from unconsolidated affiliate	8.9

Adjusted EBITDA	$2,953.3

Total debt at December 29, 2007	$5,655.1
Less cash and equivalents in excess of $75.0 at December 29, 2007	202.8

Adjusted Debt	$5,452.3

Adjusted EBITDA as a multiple of interest expense	7.59	x
Minimum Adjusted EBITDA as a multiple of interest expense under bank credit agreement	2.00	x
Adjusted Debt to Adjusted EBITDA	1.85	x
Maximum Adjusted Debt to Adjusted EBITDA under bank credit agreement	3.50	x

SAFEWAY INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

(Dollars in millions)

(Unaudited)

TABLE 3: RECONCILIATION OF NET CASH FLOW FROM OPERATING ACTIVITIES TO ADJUSTED EBITDA

Year Ended December 29, 2007
Net cash flow from operating activities	$2,190.5
Add (subtract):
Income taxes	515.2
Interest expense	388.9
Amortization of deferred finance cost	(5.3)
Excess tax benefit from exercise of stock options	38.3
Deferred income taxes	(130.8)
Net pension expense	(72.1)
Contributions to pension plans	33.0
Accrued claims and other liabilities	5.8
Gain on property retirements and lease exit costs	42.3
Changes in working capital items	(45.6)
Other	(6.9)

Adjusted EBITDA	$2,953.3

TABLE 4: RECONCILIATION OF GAAP CASH FLOW MEASURE TO FREE CASH FLOW*

	Year Ended		Forecasted Range
	2007	2006	Fiscal 2008
Net cash flow from operating activities	$2,190.5	$2,175.0
Increase in payables related to third party gift cards, net of receivables	(84.1)	(71.1)
Interest earned on favorable income tax settlement, net of tax	—	(62.6)

Net cash flow from operating activities as adjusted	2,106.4	2,041.3	$2,220.0	$2,350.0
Net cash flow used by investing activities	(1,686.4)	(1,734.7)	(1,720.0)	(1,650.0)
Cash used to acquire businesses/stores, net of tax benefits	—	49.5	—	—

Net cash flow used by investing activities as adjusted	(1,686.4)	(1,685.2)	(1,720.0)	(1,650.0)

Free cash flow	$420.0	$356.1	$500.0	$700.0

*	Excludes cash flow from payables related to third-party gift cards, net of receivables. Cash from the sale of third-party gift cards is held for a short period of time and then remitted, less Safeway’s commission, to card partners. Because this cash flow is temporary, it is not available for other uses and therefore is excluded from the company’s calculation of free cash flow. Free cash flow in 2006 has been reclassified to conform with the 2007 presentation. Free cash flow in 2006 was originally reported as $427.2 million because it included payables related to third-party gift cards, net of receivables.

SAFEWAY INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

(Unaudited)

TABLE 5: SAME-STORE SALES INCREASES

	Fourth Quarter 2007		Year Ended 2007
	Comparable- Store Sales Increases	Identical- Store Sales Increases*	Comparable- Store Sales Increases	Identical- Store Sales Increases*
As reported	4.5%	4.4%	4.4%	4.1%
Excluding fuel sales	2.8%	2.7%	3.6%	3.4%

*	Excludes replacement stores.

TABLE 6: DILUTED EARNINGS PER SHARE HISTORY ADJUSTED FOR CERTAIN TAX ITEMS

	Fourth Quarter		Year Ended
	December 29, 2007	December 30, 2006	December 29, 2007	December 30, 2006
Diluted earnings per share, as reported	$0.68	$0.69	$1.99	$1.94
Certain tax adjustments		(0.08)		(0.08)
Interest earned on favorable income tax settlement, net of tax				(0.14)

Diluted earnings per share, as adjusted	$0.68	$0.61	$1.99	$1.72

Percentage increase over prior year	11.5%		15.7%